Exhibit 4 (c) (xxxiv)

Smith & Nephew plc

The Smith & Nephew International Sharesave Plan (2012)

This is a copy of the rules of

The Smith & Nephew International Sharesave Plan 2012

as produced to the Annual General Meeting

of the Company on 12 April 2012 and initialled by

the Chairman for the purposes of identification only

Chairman

CONTENTS

Rule		Page

1.	Interpretation	3

2.	Issue of Invitations	8

3.	Applications for Options	10

4.	Acceptance and Scaling-Down of Applications	10

5.	Grant of Options	11

6.	Monthly contributions	12

7.	Exercise Price	12

8.	Issue on Transfer of Shares	13

9.	Exercise of an Option	13

10.	Manner of Exercise of an Option	15

11.	Non-Transferability and Lapse of Options	17

12.	Relationship with Employment Contract	18

13.	Demerger, Reconstruction or Winding-up of the Company	18

14.	Take-over of the Company	19

15.	Variation of Share Capital	19

16.	Alteration of this Plan	20

17.	Service of Documents	21

18.	Applicable Law	21

19.	Third Party Rights	21

20.	Protection of Personal Data	21

21.	Miscellaneous	22

22.	Optionholder Change of Residence	22

23.	Withholding Provisions	23

24.	Share award or cash alternative	23

APPENDIX (Amendments for Particular Jurisdiction)		35

APPENDIX French Sub-Plan		24

RULES OF

THE SMITH & NEPHEW INTERNATIONAL SHARESAVE PLAN 2012

1.	INTERPRETATION

1.1	Words and expressions used in this Plan shall have the meanings respectively given below:

“Acquisition Cost”

in relation to the exercise of an Option on any occasion, an amount in pounds sterling equal to the product of:

(a)     the maximum number of Shares in respect of which that Option is then exercised in accordance with rule 9.5; and

(b)     the Exercise Price

“the Administrator”	such person who is for the time being appointed by the Company to administer this Plan

“Announcement Date”	a date of announcement of the annual, half year or quarterly results of the Company

“Applicant”	a person who, in response to an Invitation, submits an Application

“Application”	an application for the grant of an Option made in accordance with rule 3

“Application Date”	in relation to any Invitation such date as is specified in accordance with rule 2.5.6 to be the last day on which an Application may be submitted in response to Invitations issued on any occasion

“Approval Date”	the date of the close of the Annual General Meeting of the Company held in 2012

“Associated Company”	any company which, in relation to the Company, is an associated company as that term is defined by sections 449 and 450 of the UK Corporation Tax Act 2010 except that, for the purposes of this Plan, section 449 shall have effect with the omission of the words “or at any time within the preceding 12 months”

“Committee”	the Remuneration Committee of the Company

“Companies Act 2006”	the UK Companies Act 2006

“the Company”	Smith & Nephew plc (registered in England no 324357)

“control”	the meaning given in section 719 of the UK Income Tax (Earnings and Pensions) Act 2003

“Daily Official List”	the daily official list of the UK Listing Authority

“Date of Grant”	in relation to any Option, the date on which such Option was granted

“Dealing Day”	a day on which the London Stock Exchange is open for business

“Directors”	the board of directors for the time being of the Company or a duly constituted committee of that board

“Eligible Employee”	an Employee who either: (a) has held employment within the Group for such continuous period as the Directors have determined; or (b) is nominated by the Directors

“Employee”	an employee of a Participating Company

“Employer Company”	in relation to an Applicant or an Optionholder at any time, the member of the Group or Associated Company with which such Applicant or Optionholder then holds or, if he has ceased to hold employment within the Group or with any Associated Company, last held office or employment

“Exchange Rate”	in relation to a conversion of currency on any day, the rate to be applied in making such conversion being such published exchange rate as the Committee shall determine for that day or, if the Committee considers appropriate, the preceding day or, if either of those days is not a Dealing Day, the last preceding Dealing Day

“the Exercise Price”	in relation to Shares subject to any Option, the price per Share in pounds sterling payable for the acquisition of such Shares upon the exercise of that Option as determined in rule 7

“Grantor”	in relation to an Option, the Company or the Relevant Trustee which has granted or proposes to grant such Option

“the Group”	the Company and every other company which is for the time being a Subsidiary

“the Individual Share Limit”	in relation to any Option, the amount of the Notional Sterling Repayment Value divided by the Exercise Price

“Initial Market Value”	in relation to a Share in respect of which an Option is to be, or has been granted, the average of the middle market quotations of a Share as derived from the Daily Official List for the 3 consecutive Dealing Days immediately preceding the Invitation Date

“Invitation”	an invitation to apply for the grant of an Option issued in accordance with rule 2

“Invitation Date”	in relation to an Option, the date on which the Invitation was issued

“Jointly Owned Company”	a company (and any subsidiary as defined in section 1159 and Schedule 6 of the Companies Act 2006 of such a company) of which the whole of the issued ordinary share capital is jointly owned by a member of the Group and another person (not being a member of the Group) but which is not a Subsidiary and is not under the control of such other person

“Local Currency”	the local currency of legal tender in the relevant jurisdiction

“Local Currency Equivalent”	in relation to an amount in pounds sterling on a given day, the equivalent value (or as nearly as may be) in Local Currency of such sterling amount after conversion at the Exchange Rate on that day

“the London Stock Exchange”	London Stock Exchange plc, or any successor to that company

“the Maturity Date”

in relation to an Optionholder’s Savings:

(a)     where the Optionholder has a 3-year Option, the third anniversary of the date on which his first Monthly Contribution is received by the Savings Body; and

(b)     where the Optionholder has a 5-year Option, the fifth anniversary of the date on which his first Monthly Contribution is received by the Savings Body.

“Model Code”	the code adopted by the Company which contains provisions similar in purpose and effect to the provisions of the Model Code for securities transactions by directors and certain employees of Listed Companies, and persons connected with them, as issued by the UK Listing Authority from time to time

“Monthly Contribution”	in relation to any Eligible Employee, the fixed amount (in Local Currency) of each of the 36 (or, in the case of a 5-year Option, 60) monthly savings contributions which that Employee undertakes to make in his Application

“Net Pay”	in relation to an Optionholder, the amount of his earnings for a given month, being earnings from the Optionholder’s employment with any one or more members of the Group and any Associated Company, after any deductions have been made by the payer of or on account of any tax or social security contributions and after any other deductions (other than a deduction of a Monthly Contribution) which the payer has made under any legal obligation or pursuant to any authority duly given by the Optionholder

“Notional Sterling Repayment Value”

in relation to any Application, the aggregate amount in pounds sterling (converted from Local Currency using the Exchange Rate on the fifth dealing day before the Invitation Date, or on such other date as the Committee may determine) of:

(a)     in the case of a 3-year Option, 36 Monthly Contributions; and

(b)     in the case of a 5-year Option, 60 Monthly Contributions

or, in either case, such other number of Monthly Contributions as the Committee may determine in relation to Options granted on any occasion so as to be consistent with the bonus rates payable on a certified contractual savings scheme within the meaning of section 703 of the UK Income Tax (Trading and Other Income) Act 2005

“Option”

a right to acquire Shares which:

(a)     is granted pursuant to, and is exercisable only in accordance with, this Plan and which is a 3-year Option or a 5-year Option; and

(b)     has neither been exercised nor ceased to be exercisable

“Option Certificate”	a certificate or other document issued by or on behalf of the Grantor evidencing the grant of an Option

“Option Shares”	in relation to an Option, the Shares over which that Option subsists

“Option Tax Liability”	in relation to an Optionholder, any liability of any member or former member of the Group or any Associated Company or former Associated Company or any Relevant Trustee to account to any tax authority or other body for any amount of, or representing, income tax or employee social security contributions or any other tax charge levy or other sum which the Optionholder is charged upon or in consequence of the grant, vesting, exercise, assignment or release of an Option or the acquisition of Shares or cash under this Plan

“Optionholder”	in relation to any Option, the person to whom that Option has been granted or, if that person has died, his legal personal representatives

“Ordinary Share Capital”	issued ordinary share capital of the Company

“Participating Company”	a member of the Group to which the Directors have determined that this Plan shall extend for the time being

“Personal Data”	has the meaning it bears for the purposes of the UK Data Protection Act 1998

“Personal Representatives”	in relation to an Optionholder the legal personal representatives of the Optionholder who have satisfied the Company or the Administrator of their appointment as such

“this Plan”	the Smith & Nephew International Sharesave Plan 2012 (approved by shareholders of the Company on the Approval Date) as set out in these rules and as amended from time to time

“Relevant Trustee”	the meaning given in article 71(6) of the UK Financial Services and Markets Act 2000 (Regulated Activities) Order 2001

“Savings”	in relation to an Optionholder at any time, the aggregate amount of that Optionholder’s Monthly Contributions held by the Savings Body together with any accrued interest thereon

“Savings Body”	such bank(s) and/or other savings institution(s) as may from time to time be approved by the Company for the purposes of this Plan

“Shares”	fully-paid ordinary shares in the capital of the Company

“Subscription Options”	Options which are rights granted by the Company to subscribe for Shares or to acquire Treasury Shares

“Subsidiary”	a subsidiary (as defined in section 1159 and Schedule 6 of the UK Companies Act 2006) of the Company and which is under the control of the Company

“Taxable Year”	the calendar year or, if it would result in a longer period for the exercise of an Option, the 12 month period in respect of which the Optionholder’s employing company is obliged to pay tax

“Treasury Shares”	Shares which meet the conditions set out in paragraphs (a) and (b) of section 724(5) of the Companies Act 2006

“UK”	the United Kingdom

“UK Listing Authority”	the Financial Services Authority in its capacity as the competent authority for the purposes of Part VI of the UK Financial Services and Markets Act 2000

“US Tax”	taxation under the tax rules of the United States of America

“US Taxpayer”	a person who is subject to US Tax

“year”	a financial year of the Company.

1.2	References to any statutory provision shall be read and construed as references to such provision as amended and re-enacted from time to time and no account should be taken of the rule headings which have been inserted for ease of reference only.

1.3	If any question, dispute or disagreement arises as to the interpretation of this Plan, the decision of the Committee shall be final and binding upon all persons.

1.4	Words denoting the masculine gender shall include the feminine.

1.5	Words denoting the singular shall include the plural and vice versa.

2.	ISSUE OF INVITATIONS

2.1	Subject to the following provisions of this rule 2, the Company may from time to time issue, or procure the issue by the Administrator, to all persons who are or are expected to be Eligible Employees, invitations to apply for the grant of Options.

2.2	Invitations may be issued:

2.2.1	in the period of 42 days after the Approval Date, and thereafter,

2.2.2	in the period of 42 days beginning with the fourth Dealing Day following an Announcement Date or, if the Company is restricted by statute, order or regulation (including any regulation, order or requirement imposed on the Company by the London Stock Exchange or any other regulatory authority) from issuing invitations in any such period, at any time in the period of 42 days beginning with the date on which such restriction is removed; and

2.2.3	at any other time if the Directors consider the circumstances to be exceptional unless the Company is or would then be so restricted from issuing invitations at that time.

2.3	Invitations issued to Eligible Employees who are employed by a particular Participating Company in a given jurisdiction shall be issued at the same time and be on the same terms.

2.4	Invitations may be issued in writing (including by way of hard copy invitation or an invitation by electronic means, as the Committee may specify generally or for particular Eligible Employees) and may be in the form of letters, emails or other forms of invitation and/or by way of notices, advertisements, circulars or otherwise for the general attention of Employees [and to which the particular attention of individual Employees is drawn by notices issued with pay and salary advice slips].

2.5	Each invitation shall:

2.5.1	identify the Savings Body;

2.5.2	state that it is a condition of the grant of an Option that the Employee must first undertake to make 36 or 60 consecutive monthly savings contributions (by way of deductions from net payments of salary or by such other arrangement as may be permitted by the Directors in a specific country) in Local Currency to an account with the Savings Body;

2.5.3	specify the form and manner in which each such person may apply for any such Option;

2.5.4	specify the maximum and minimum amounts of such monthly savings contributions;

2.5.5	invite the person to whom it is addressed to apply for an Option in respect of such whole number of Shares as shall be as nearly as may be equal to, but shall not exceed, the Individual Share Limit (or such lesser number of Shares as the Company may determine);

2.5.6	specify the last day on which an Application may be made

and shall otherwise be in such form as the Grantor shall determine.

2.6	On any occasion on which invitations are issued, the Directors may in their discretion (and acting with the consent of the Grantor where appropriate) determine and announce the maximum number of Shares in respect of which Options will be granted in response to Applications made pursuant to such Invitations.

2.7	The amount of an Employee’s Monthly Contribution shall be not less than the Local Currency Equivalent of £5 and not greater than the Local Currency Equivalent of £250 or, in either case, such other sum as the Committee may from time to time determine. Unless the Committee otherwise determines, in calculating the relevant Local Currency Equivalents for the purposes of this Rule 2.7, the Exchange Rate on the fifth Dealing Day before the Invitation Date shall be used.

2.8	No invitation may be issued after 11 April 2022.

3.	APPLICATIONS FOR OPTIONS

3.1	Any Eligible Employee to whom an Invitation has been issued may apply for an Option by submitting to the person specified in the Invitation an application in writing (including by way of hard copy application or an application by electronic means, as the Committee may specify generally or for particular Eligible Employees) which:

3.1.1	is received in such manner and/or at such address as shall be stated in the Invitation not later than the Application Date;

3.1.2	specifies the amount of the monthly contributions proposed to be paid by the Employee and authorises his Employer Company to deduct such amount (or such lower amount as may be determined by the Committee having regard to the limitations imposed by the Plan) from his pay;

3.1.3	if the terms of the Invitation so permit, indicates whether the Employee wishes to be granted a 3-year Option or a 5-year Option;

3.1.4	includes an undertaking by the Employee to his Employer Company to make 36 or, in the case of a 5-year Option, 60 consecutive monthly savings contributions (in Local Currency) to a Savings Body;

3.1.5	otherwise complies with such terms and conditions as may have been specified in the Invitation;

3.1.6	is subject to the Employee continuing to hold employment with a Participating Company until the Date of Grant;

3.1.7	authorises the transfer and processing of the Applicant’s Personal Data for the purposes of the administration of this Plan;

3.1.8	provides that the Applicant agrees to accept and be bound by the rules of the Plan;

3.1.9	is duly completed and signed by the Applicant

and is otherwise in such form as the Committee may determine.

3.2	Subject to rule 4, an application for an Option shall be made in respect of the whole number of Shares for which the Acquisition Cost payable would be as nearly as may be equal to, but not exceed, the amount which would be the Notional Sterling Repayment Value if the amount of each of the contributions payable was equal to the maximum amount specified by the Applicant in his application.

4.	ACCEPTANCE AND SCALING-DOWN OF APPLICATIONS

4.1	Subject to the following provisions of this rule 4, each application for an Option shall be accepted to the extent of the total number of Shares in respect of which that application is made (as mentioned in rule 3.2.)

4.2	If the total number of Shares in respect of which applications for Options have been made on that occasion would result in any of the limits in rules 2.6 or 8 being exceeded then the number of Shares in respect of which each application for an Option is accepted shall be reduced in accordance with the following provisions of this rule 4.

4.3	If an Applicant has indicated in his Invitation that he wishes to be granted a 5-year Option, the Committee may, if it is necessary to ensure compliance with rule 8 or any such limit as has been determined as mentioned in rule 2.6, treat such Application as if the Applicant had indicated that he wishes to be granted a 3-year Option.

4.4	If, after the application of rule 4.3, the total number of shares in respect of which applications for Options are deemed to have been made on that occasion exceeds any of the limits in rules 2.6 or 8 then the number of Shares in respect of which each application for an Option shall be accepted shall be further reduced as nearly as may be on a proportionate basis to the extent necessary to ensure that none of those limits is exceeded (and the amount of monthly savings contributions to be made under the Savings Contracts linked to each such Option shall be reduced accordingly) SAVE THAT the number of Shares in respect of which any application for an Option shall be accepted shall not be reduced below the number for which the Acquisition Cost payable would be as nearly as may be equal to, but not exceed, the Notional Sterling Repayment Value if the monthly savings contributions were £5 or such other minimum amount per month specified in the Invitation (the “Minimum Number of Shares”).

4.5	The provisions of rule 4.4 shall, if necessary, be applied repeatedly until either none of the limits in rules 2.6 and/or 8 will be exceeded or the number of Shares in respect of which each application for an Option would be accepted is reduced to the Minimum Number of Shares.

4.6	If, notwithstanding the provisions of rules 4.2 to 4.5 (inclusive), any one or more of the limits in rules 2.6 and 8 would still be exceeded then the selection of applications for acceptance shall be made by the Committee on the basis that each application (after adjustment as mentioned above) has an equal chance of selection for acceptance.

4.7	Without limitation to the above, the Committee may determine that the scaling down provisions may apply in all or particular jurisdictions and may further limit each application in a particular jurisdiction to take into account or minimise the impact of any securities laws requirements.

5.	GRANT OF OPTIONS

5.1	An Option may be granted by the Company or, if the Company has so determined with the consent of a Relevant Trustee, the Relevant Trustee.

5.2	An Option shall not be granted to any person who is not an Eligible Employee at the Date of Grant.

5.3	The maximum number of Shares in respect of which an Option shall be granted in response to any Application shall not in any event exceed the Individual Share Limit.

5.4	Subject to rules 5.3 and 8.3, the Committee shall have an absolute discretion as to whether, and in respect of how many Shares, any Option should be granted.

5.5	Unless the Committee determines otherwise (generally or for particular Options), Options for which Invitations have been issued on any occasion shall be granted within the period of 90 days beginning with the first of the 3 days by reference to which the Initial Market Value of a Share is determined on that occasion.

5.6	No payment shall be required in respect of the grant of any Options.

5.7	As soon as reasonably practicable after the Date of Grant, the Grantor shall or shall procure the issue to each Optionholder of an Option Certificate which specifies:

5.7.1	the Grantor;

5.7.2	the Date of Grant;

5.7.3	the number of Shares in respect of which the Option is granted;

5.7.4	the Exercise Price;

5.7.5	the earliest date on which the Option will normally become exercisable; and

5.7.6	that it is a term of the Option that the Optionholder shall (to the extent permitted by law) be responsible for any Option Tax Liability which may arise and shall otherwise be in such form as the Grantor shall determine from time to time.

6.	MONTHLY CONTRIBUTIONS

6.1	Subject to rule 6.3, a Monthly Contribution may be made by:

6.1.1	the Optionholder’s Employer Company deducting the whole amount from the Optionholder’s Net Pay for the relevant month and paying such amount (on the Optionholder’s behalf) to an account with the Savings Body; or

6.1.2	the Optionholder entering into such other arrangement as may be permitted by the Employer Company for the Monthly Contribution to be paid to an account with the Savings Body.

6.2	An Optionholder’s Savings shall be deposited with the Savings Body and shall at all times remain the property of the Optionholder so that none of the Company, the Optionholder’s Employer, the Administrator or any Relevant Trustee shall have any interest in such Savings.

6.3	If in any month, and in consequence of an Optionholder being absent from work by reason of maternity, paternity, parental or adoption leave, military service (or such other reason which is, in the Committee’s opinion an equivalent circumstance or event resulting in a period of temporary suspension in employment), the amount of such Optionholder’s Net Pay is insufficient to allow for the deduction in full of his Monthly Contribution for, or in respect of, that month, the Optionholder may make other arrangements for payment to the Savings Body of the whole, or any balance remaining, of such Monthly Contribution, provided that the full amount of such Monthly Contribution is paid to the Savings Body not later than 90 days after the end of the relevant month unless the Committee determines that a later payment may be accepted.

6.4	An Option shall not lapse and cease to be exercisable by reason only that the Optionholder has failed to make not more than six Monthly Contributions (whether by reason of any insufficiency of Net Pay or otherwise).

6.5	An Option shall immediately lapse and cease to be exercisable if, after six of the Optionholder’s Monthly Contributions have not been made, a seventh Monthly Contribution is not made by the due date for payment.

7.	EXERCISE PRICE

7.1	The Company shall determine the price per Share payable upon the exercise of Options granted on the same day to Eligible Employees in the same jurisdiction, but this shall not be less than:

7.1.1	80% of the Initial Market Value (rounded up to the nearest whole penny); or, if greater

7.1.2	in the case of a Subscription Option, the nominal value of a Share.

8.	ISSUE OR TRANSFER OF SHARES

8.1	Subject to rule 8.2, and unless specified to the contrary by the Committee at the Date of Grant, an Option may be satisfied:

8.1.1	by the issue of new Shares; and/or

8.1.2	by the transfer of Treasury Shares; and/or

8.1.3	by the transfer of Shares (other than the transfer of Treasury Shares).

The Committee may change the way in which an Option may be satisfied after the Option has been granted, subject always to the limit in rule 8.2.

8.2	The number of Shares in respect of which Subscription Options may be granted in any year, when added to:

8.2.1	the number of Shares in respect of which Subscription Options have previously been granted (and which, if not exercised, have not ceased to be exercisable); and

8.2.2	the number of Shares issued or the number of Treasury Shares transferred and the number of Shares in respect of which rights to subscribe for Shares have previously been granted (and which have neither been exercised, nor ceased to be exercisable) pursuant to any other employee share option or share incentive plan in that year and the preceding nine years shall not exceed 10 per cent of the Ordinary Share Capital.

8.3	The total number of Shares in respect of which Options may be granted in response to applications made by Eligible Employees pursuant to Invitations issued on any occasion may not exceed the maximum (if any) determined and published by the Grantor on that occasion pursuant to rule 2.6.

8.4	The Company may issue Shares to a Relevant Trustee for the purpose of enabling the Relevant Trustee to satisfy the Company’s obligation or the Relevant Trustee’s obligation (as the case may be) to transfer Shares to Optionholders upon the exercise of Options.

8.5	To the extent that a Relevant Trustee has purchased Shares to be transferred to Optionholders in satisfaction of any Subscription Options, the Shares over which such Options are held shall be left out of account for the purposes of this rule 8.

8.6	If the Options are to be satisfied by the transfer of Shares from a Relevant Trustee, the Committee (acting with the consent of the Relevant Trustee) may from time to time direct and notify the Optionholder in writing that the Exercise Price shall be payable, and the Optionholder shall pay the Exercise Price to the Relevant Trustee (as mentioned in rule 10.9).

9.	EXERCISE OF AN OPTION

9.1	Subject to the following provisions of this rule 9 and rules 13 and 14, an Option shall only be exercisable within the period of 6 months beginning with the Maturity Date and, if not then exercised, shall lapse and cease to be exercisable at the end of that period.

9.2	If an Optionholder dies, his Personal Representatives may exercise that Option to the extent permitted by rule 9.5:

9.2.1	if he dies before the Maturity Date, during the period of 12 months commencing on the date of his death; or

9.2.2	if he dies within the period of 6 months beginning on or after the Maturity Date, during the period of 12 months beginning on the Maturity Date and if it is not then exercised that Option shall lapse and cease to be exercisable at the end of such 12-month period.

9.3	An Option may be exercised to the extent permitted by rule 9.5 within the period of 6 months following the date upon which the Optionholder ceases to hold employment within the Group by reason of:

9.3.1	injury, ill-health or disability (evidenced to the satisfaction of the directors of his Employer Company);

9.3.2	dismissal by reason of redundancy;

9.3.3	retirement at or after his normal retirement age;

9.3.4	the company by which the Optionholder is employed becoming neither a member of the Group nor an Associated Company nor a Jointly Owned Company; or

9.3.5	the fact that the Optionholder’s employment with a member of the Group or an Associated Company relates to a business or part of a business which is transferred to a person which is neither a member of the Group nor an Associated Company nor a Jointly Owned Company;

and, if it is not then exercised that Option shall lapse and cease to be exercisable at the end of such 6-month period (unless the Committee determines otherwise).

9.4	If at any time before the Maturity Date an Optionholder ceases to hold employment with a member of the Group or an Associated Company or a Jointly Owned Company for any reason other than those mentioned in rules 9.2 and 9.3, all Options granted to him shall immediately lapse and cease to be exercisable.

9.5	An Option may only ever be exercised:

9.5.1	subject to the Optionholder not having failed to make any Monthly Contributions, pursuant to rules 9.1 and 9.2.2 in respect of all of the Option Shares; or

9.5.2	pursuant to rules 9.2.1, 9.3, 13 or 14 (or pursuant to rules 9.1 and 9.2.2 if the Optionholder has failed to make one or more Monthly Contributions), in respect of such number of Shares as is equal to:

(a) in the case of a 3-year Option, C x	D
36

(b) in the case of a 5-year Option, C x	D
60

where:

C is the number of Option Shares; and

D is the number of Monthly Contributions actually made by the Optionholder before the date of exercise of the Option or, in either case, such lesser number of Option Shares as the Optionholder may specify in the notice of exercise given pursuant to rule 10.1.

9.6	For the purposes of this rule 9, an Optionholder shall not be treated as ceasing to hold employment within the Group until he no longer holds any office as a director or any employment with any member of the Group or any Associated Company or any Jointly Owned Company.

9.7	An Option may not be exercised more than once.

9.8	In deciding whether and when to exercise an Option, an Optionholder shall have regard to the Model Code.

9.9	This rule 9.9 shall apply to US Taxpayers. Notwithstanding anything contrary contained in this Plan, a US Taxpayer may only exercise an Option within the shorter of any exercise period specified in the rules of this Plan and the expiry of 2.5 calendar months after the end of the Taxable Year in which the Option first becomes exercisable.

10.	MANNER OF EXERCISE OF AN OPTION

10.1	An Option shall be exercised only by the Optionholder giving notice in writing to the Grantor or, if so directed by the Company, the Administrator, which:

10.1.1	is given at any time when the Option is exercisable;

10.1.2	specifies the number of Shares in respect of which the Option is exercised in accordance with rule 9.5;

10.1.3	is accompanied by payment of an amount in pounds sterling equal to the Acquisition Cost;

10.1.4	unless the Grantor otherwise permits, is accompanied by the Option Certificate,

and is otherwise in such form and delivered in such manner (whether in hard copy form and/or electronically) as the Grantor may from time to time determine and notify to the Optionholder.

10.2	Within 30 days after the date on which the Grantor (or the Administrator) shall have received a valid notice of exercise of an Option (including payment of an amount in pounds sterling equal to the Acquisition Cost) the Grantor shall procure that:

10.2.1	the monies accompanying that notice are applied in payment of the Acquisition Cost for the number of Shares in respect of which the Option is then exercised; and

10.2.2	subject to rules 10.3 and 10.6, the number of Shares in respect of which the Option is then exercised are allotted and issued or transferred to or to the order of the Optionholder.

10.3	The Grantor shall not be obliged to issue, transfer or procure the transfer of any Shares or any interest in any Shares upon the exercise of an Option unless and until the Grantor has received such sum as, in the opinion of the Company, is sufficient to indemnify any existing or former member of the Group or any existing or former Associated Company or any Relevant Trustee in full against any Option Tax Liability or has made such other arrangement as, in the opinion of the Company, will ensure that the Optionholder will satisfy his liability under such indemnity.

10.4	As soon as reasonably practicable after allotting or transferring or procuring the transfer of any Shares as mentioned in rule 10.2.2, the Grantor shall procure:

10.4.1	the issue to the Optionholder of a definitive share certificate or such acknowledgement of shareholding as is prescribed from time to time in respect of the Shares so allotted or transferred; and

10.4.2	if at that time the Shares are listed on the Daily Official List, that any Shares so allotted are admitted to the Daily Official List.

10.5	If after an Option has been exercised, the Grantor is restricted from issuing, transferring or procuring the transfer of Shares to the Optionholder by reason of any statutory, regulatory or other legal provision, rule or the Model Code or any other requirement or guidance which is issued by the UK Listing Authority or any other body on behalf of institutional investors in the Company relating to dealings in Shares by directors or employees of any member of the Group, the Grantor shall not be obliged to issue, transfer or procure the transfer of Shares in consequence of such exercise until after all such restrictions are lifted but shall do so within the period of 30 days thereafter.

10.6	The allotment or transfer of any Shares upon the exercise of an Option shall be subject to the Articles of Association of the Company and to any necessary consents of any governmental or other authorities (whether in the United Kingdom or overseas) under any enactments or regulations from time to time in force and it shall be the responsibility of the Optionholder to do all such things as may be necessary to obtain or obviate the necessity of any such consent.

10.7	All Shares allotted or transferred upon the exercise of any Option shall rank equally in all respects with the Shares for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of such allotment or transfer.

10.8	The costs of stamp duty and dealing costs and commissions incurred when Shares are purchased upon the exercise of an Option shall be borne by the Company.

10.9	If the Committee has made a direction pursuant to rule 8.6 then, when an Option is exercised, the Relevant Trustee may, and shall if so directed by the Committee:

10.9.1	apply any amount of the Exercise Price received from the Optionholder (pursuant to rule 8.6), together with such other amount as the Relevant Trustee may receive by way of contribution from the Company (or, the Participating Company with which the Optionholder holds office or employment or, if he has ceased to hold office or employment with any Participating Company, the Company or the Subsidiary with which he last held office or employment), in subscribing for shares at such price (being not less than the Exercise Price) as the Company may determine; and

10.9.2	within 30 days after receiving the Exercise Price, transfer such Shares to Optionholders (or to such other persons as are mentioned in rule 10.12) in satisfaction of their rights under the terms of their Options and insofar as shares are subscribed and transferred to any Optionholder in such manner upon the exercise of an Option, the Company shall be discharged from all liability to issue such Shares to such Optionholder.

10.10	If a Subscription Option is exercised, the Committee may within 7 days of the date of exercise request any Relevant Trustee to transfer sufficient Shares to the Optionholder to satisfy the Option in full and if the Relevant Trustee is able and willing to satisfy such Option in full the Shares shall be transferred to the Optionholder within 30 days of the date of exercise and the Company shall pay over the Acquisition Cost to the Relevant Trustee when the Shares are transferred and pay the appropriate stamp duty on behalf of the Optionholder in respect of the transfer. If the Relevant Trustee is unable or unwilling to satisfy the Option in full, rule 10.2 shall apply as if the Committee had not requested the Trustee to satisfy the Option.

10.11	A Relevant Trustee may exercise such of its powers and duties as are appropriate to give effect to the arrangements mentioned in rules 8.6, 10.9 and 10.10.

10.12	The Grantor may, if the Optionholder so requests in writing and the Grantor in its absolute discretion so decides, allot and issue or transfer some or all of such Shares to a nominee of the Optionholder provided that beneficial ownership of such Shares shall be vested in the Optionholder.

10.13	Where, due to fluctuations in the relevant Exchange Rate, the Savings of the Optionholder are insufficient to meet the Acquisition Cost of all Shares on the exercise of the Option, the Optionholder shall be entitled to make or procure the payment of further sums in pounds sterling in order to make up the shortfall, provided that such further sums must be included in the amounts paid on exercise pursuant to Rule 10.1.3 in order for there to be a valid exercise over all the Shares under the Option.

11.	NON-TRANSFERABILITY AND LAPSE OF OPTIONS

11.1	During his lifetime only the individual to whom an Option is granted may exercise that Option.

11.2	An Option shall immediately lapse and cease to be exercisable if:

11.2.1	it is transferred or assigned (other than to Personal Representatives of the Optionholder), mortgaged, charged or otherwise disposed of by the Optionholder;

11.2.2	the Optionholder becomes bankrupt or makes, or proposes to make, a voluntary arrangement with all or any of his creditors in accordance with any applicable laws relating to personal insolvency;

11.2.3	the Optionholder is not or ceases for any other reason (except his death) to be the sole legal and beneficial owner of the Option free from encumbrances or would not, upon the exercise of the Option, be the sole legal and beneficial owner of the Shares thereby acquired, free from encumbrances;

11.2.4	(unless in any individual case the Company otherwise determines) the Optionholder, whilst remaining in employment with a member of the Group or an Associated Company or a Jointly Owned Company, instructs his Employer Company to cease deducting Monthly Contributions from his salary;

11.2.5	if, after six of the Optionholder’s Monthly Contributions have not been made for any reason, a seventh Monthly Contribution is not made on the due date for payment; or

11.2.6	(unless in any individual case the Company otherwise determines) an Optionholder obtains repayment of any of his savings contributions (or interest on such contributions) unless such Option is then immediately exercisable pursuant to rules 9.2, 9.3, 13 or 14.

11.3	Save as mentioned in rule 9.2.2, an Option shall in any event lapse and cease to be exercisable at the end of the period of 6 months beginning with the Maturity Date.

12.	RELATIONSHIP WITH EMPLOYMENT CONTRACT

12.1	The grant of an Option shall not form part of the Optionholder’s entitlement to remuneration or benefits pursuant to his contract of employment nor shall the existence of a contract of employment between any person and any present or past member of the Group or Associated Company or Jointly Owned Company, give such person any right entitlement or expectation to have an Option granted to him in respect of any number of Shares or any expectation that an Option might be granted to him or that he will be invited to apply for the grant of an Option whether subject to any conditions or at all.

12.2	Neither the existence of this Plan nor the fact that an individual has on any occasion been granted an Option (or been invited to apply for the grant of an Option) shall give such individual any right entitlement or expectation that he has or will in future have any such right entitlement or expectation to participate in this Plan by being granted an Option (or invited to apply for the grant of an Option) on any other occasion.

12.3	The rights granted to an Optionholder upon the grant of an Option shall not afford the Optionholder any rights or additional rights to compensation or damages in consequence of the loss or termination of his office or employment with any present or past member of the Group or Associated Company or Jointly Owned Company for any reason whatsoever (whether or not such termination is ultimately held to be wrongful or unfair).

12.4	The rights and obligations of an Optionholder under the terms of his contract of employment with any present or past member of the Group or Associated Company or Jointly Owned Company shall not be affected by the grant of an Option or his participation in this Plan.

12.5	An Optionholder shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to exercise an Option in whole or in part in consequence of the loss or termination of his office or employment with any present or past member of the Group or Associated Company or Jointly Owned Company for any reason whatsoever (whether or not such termination is ultimately held to be wrongful or unfair).

13.	DEMERGER, RECONSTRUCTION OR WINDING-UP OF THE COMPANY

13.1	If notice is given to shareholders of the Company of a proposed demerger of the Company or of any Subsidiary the Company may give notice to Optionholders that Options may then be exercised within such period as the Company may specify in such notice to Optionholders SAVE THAT no such notice to Optionholders shall be given unless the Directors determine that the interests of Optionholders would or might be substantially prejudiced if before the proposed demerger has effect Optionholders could not exercise their Options and be registered as the holders of the Shares thereupon acquired.

13.2	If the court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation pursuant to section 899 of the Companies Act 2006 the Optionholder shall be entitled to exercise his Option during the period of 6 months commencing on the date on which the court sanctions the compromise or arrangement, and thereafter the Option shall lapse and cease to be exercisable.

13.3	If notice is given to the shareholders of the Company of a resolution for the voluntary winding-up of the Company, notice of the same shall be given to all Optionholders and each Optionholder shall be entitled to exercise his Option at any time within the period of 6 months commencing on the date on which the resolution is passed.

13.4	All Options shall immediately lapse and cease to be exercisable upon the commencement of a winding-up of the Company.

14.	TAKE-OVER OF THE COMPANY

14.1	If, as a result of either:

14.1.1	a general offer to acquire the whole of the Ordinary Share Capital which is made on a condition such that if it is satisfied the person making the offer will have control of the Company; or

14.1.2	a general offer to acquire all the shares in the Company of the same class as the Shares the Company shall come under the control of another person or persons, an Optionholder shall be entitled to exercise his Option to the extent permitted by rule 9.5 within the period of 6 months beginning with the date when the person making the offer has obtained control of the Company and any condition subject to which the offer is made has been satisfied. To the extent that the Option is not then exercised, it shall lapse and cease to be exercisable at the end of such period.

14.2	If at any time any person becomes entitled or bound to acquire shares in the Company under sections 979 to 982 (inclusive) of the Companies Act 2006 an Optionholder shall be entitled to exercise his Option to the extent permitted by rule 9.5 at any time when that person remains so entitled or bound. To the extent that the Option is not then exercised, it shall lapse and cease to be exercisable at the end of such period.

14.3	For the purposes of the preceding provisions of this rule 14 a person shall be deemed to have control of the Company if he and others acting in concert with him have together obtained control of it.

15.	VARIATION OF SHARE CAPITAL

15.1	In the event of any alteration of the Ordinary Share Capital by way of a capitalisation or rights issue or by way of sub-division, consolidation, reduction or any other variation in the share capital of the Company the Grantor may make such adjustments as it considers appropriate:

15.1	to the aggregate number of Shares subject to any Option;

15.2	to the Exercise Price; and/or

15.3	if an Option has been exercised but no Shares have been allotted or transferred, to the number of Shares which may be so allotted or transferred and the Acquisition Cost relating to such Shares

PROVIDED THAT:

(a)	the aggregate Acquisition Cost payable by an Optionholder on the exercise of all of his Options shall not be materially altered;

(b)	except insofar as the Directors, on behalf of the Company, may then agree to capitalise the Company’s reserves and apply the same in paying up the difference between the Exercise Price and the nominal value of the Shares at the time of exercise, the Exercise Price in relation to a Subscription Option is not reduced below the nominal value of those Shares;

(c)	the number of Shares as so adjusted shall be rounded down to the nearest whole number and the Exercise Price as so adjusted shall be rounded up to the nearest whole penny; and

(d)	if the Grantor is not the Company, no such adjustment shall be made without the consent of the Grantor.

15.2	As soon as reasonably practicable after making any adjustment pursuant to rule 15.1 the Grantor shall give notice in writing thereof to every Optionholder affected thereby and may call in any Option Certificates for endorsement or replacement.

16.	ALTERATION OF THIS PLAN

16.1	The Committee may at any time (with the prior consent of the Grantor) by resolution in writing alter or add to any of the provisions of this Plan in any respect PROVIDED THAT:

16.1.1	no such alteration or addition shall be made to the advantage of existing or new Optionholders to the provisions relating to eligibility to participate, basis of determining entitlement to Optionholders’ rights to acquire shares, exercise price, overall and individual limitations on the grant of options under this Plan and the adjustment of such rights in the event of a variation of Ordinary Share Capital without the prior approval by ordinary resolution of the shareholders of the Company in general meeting SAVE THAT this provision shall not apply to the extent that such alteration or addition is in the opinion of the Committee a minor amendment which is necessary or appropriate:

(a)	to benefit the administration of this Plan;

(b)	to take account of a change in legislation; or

(c)	to obtain or maintain favourable tax, exchange control or regulatory treatment for participants in the Plan or for the Company or any member of the Group in any jurisdiction;

16.1.2	if in relation to any Options the Grantor is not the Company, no alteration or addition shall be made to the terms of such Options without the approval of the Grantor; and

16.1.3	as soon as reasonably practicable after making any such alteration or addition the Committee (on behalf of the Grantor) shall give notice in writing thereof to every Optionholder (if any) affected thereby.

16.2	Without limitation to the above, the Committee may amend the Rules or adopt appendices for Eligible Employees in any jurisdiction without the approval of the Company in general meeting if it considers it necessary or desirable to take account of or mitigate or comply with taxation, securities or exchange control laws or to improve the tax, social security, exchange control and/or securities law treatment of the Eligible Employees, Optionholders, the Company or any other Companies in the Group, Associated Companies or Jointly Owned Companies. The Committee may also create additional sub-plans for any of these purposes.

17.	SERVICE OF DOCUMENTS

17.1	Except as otherwise provided in this Plan, any notice or document to be given by, or on behalf of, the Company or other Grantor or any Administrator appointed to administer the Plan to any person in accordance or in connection with this Plan shall be duly given by sending it through the post in a pre-paid envelope to the address last known to the Company to be his address and, if so sent, it shall be deemed to have been duly given on the date of posting, or if he holds office or employment with any member of the Group or any Associated Company, by delivering it to him at his place of work or by sending to him a facsimile transmission or by electronic means addressed to him at his place of work and if so sent it shall be deemed to have been duly given at the time of transmission.

17.2	Any notice or document so sent to an Employee or Optionholder shall be deemed to have been duly given notwithstanding that such Optionholder is then deceased (and whether or not the Company or other Grantor has notice of his death) except where his Personal Representatives have supplied to the Company an address to which documents are to be sent.

17.3	Any notice in writing or document to be submitted or given to the Grantor, the Company or the Administrator in accordance or in connection with this Plan may be delivered, sent by post, facsimile transmission or electronic means but shall not in any event be duly given unless it is actually received by the secretary of the Company or such other individual as may from time to time be nominated by the Company and whose name and address is notified to Optionholders.

18.	APPLICABLE LAW

18.1	This Plan shall be governed by and construed in all respects in accordance with English law.

18.2	In applying for the grant of an Option an Eligible Employee shall be deemed to submit to the exclusive jurisdiction of the English courts as regards any claim legal action or proceedings arising out of this Plan and to waive any objection to such proceedings taking place in the English courts on the grounds of venue or on the grounds that such proceedings have been brought in an inconvenient forum.

19.	THIRD PARTY RIGHTS

Except as otherwise expressly stated to the contrary, neither this Plan nor the grant of any Option nor the UK Contracts (Rights of Third Parties) Act 1999 shall have the effect of giving any third party any rights under this Plan and that Act shall not apply to this Plan or to the terms of any Option granted pursuant to this Plan.

20.	PROTECTION OF PERSONAL DATA

20.1	By accepting the grant of an Option the Optionholder shall agree and consent to:

20.1.1	the collection, use and processing by any member of the Group, the Administrator and any Relevant Trustee of Personal Data relating to the Optionholder, for all purposes reasonably connected with the administration of this Plan and the subsequent registration of the Optionholder or any other person as a holder of Shares acquired pursuant to the exercise of an Option;

20.1.2	any member of the Group, the Administrator and any Relevant Trustee transferring Personal Data to or between any of such persons for all purposes reasonably connected with the administration of the Plan;

20.1.3	the use of Personal Data by any member of the Group, the Administrator or any Relevant Trustee for all purposes reasonably connected with the administration of the Plan; and

20.1.4	the transfer to and retention of such Personal Data by any third party for such purposes.

21.	MISCELLANEOUS

21.1	No Option to purchase existing Shares shall be granted by any person unless that person beneficially owns such Shares at the Date of Grant or the Committee is satisfied that sufficient Shares will be made available to satisfy the exercise in full of all Options granted or to be granted by that person.

21.2	The Committee may from time to time make and vary such rules and regulations not inconsistent herewith and establish such procedures for the administration and implementation of this Plan as they think fit.

21.3	The decision of the Committee shall be final and binding on the interpretation of the Rules or in any dispute relating to any question or right arising from or related to this Plan or in connection with an Option.

21.4	The Company shall not be obliged to provide Optionholders with copies of any notices, circulars or other documents sent to holders of Shares.

21.5	The costs of the administration and implementation of this Plan shall be borne by the Company.

21.6	The issue of an Invitation on any occasion is made at the Company’s discretion. No entitlement to the issue of an Invitation, the grant of an Option and/or the issue of Shares in the future shall thereby be created on the grounds that such Invitations were issued or Options were granted in the past nor on the grounds that Options may previously have been granted over a particular number of Shares at a certain price. Even the repeated grant of Options and/or the issue of Shares shall not create future entitlements to receive Options and/or Shares at all or to be granted Options over a specific number of Shares or at a specific price.

21.7	If any provision of this Plan is held invalid, illegal or unenforceable for any reason by any court of competent jurisdiction, such provision shall be severed and the remainder of the provisions of this Plan shall continue in full force and effect as if this Plan had been established with the invalid, illegal or unenforceable provision eliminated.

22.	OPTIONHOLDER CHANGE OF RESIDENCE

If an Optionholder moves out of any jurisdiction in which the Optionholder is resident at the time when an Option is granted, the Committee may amend, delete from or add to the provisions of the Plan or terms of the Options as they consider necessary or desirable to take account of, or to mitigate or to comply with relevant tax, securities or exchange control laws in the country to which the Optionholder has moved, provided that subsisting Options following such amendments are not more favourable overall than the original Options.

23.	WITHHOLDING PROVISIONS

23.1	Without limitation to rule 10.3, any Company in the Group, Associated Company, Jointly Owned Company and/or Relevant Trustee shall be entitled to withhold, and the Optionholder shall be obliged to pay, the amount of any tax and/or employee social insurance contributions attributable to or payable in connection with or pursuant to the grant or any vesting, or any exercise, or any release or assignment of any Option or otherwise in connection with the acquisition or sale of Shares pursuant to an Option or otherwise in connection with this Plan.

23.2	The Committee may establish appropriate procedures to provide for any such payments, including but not limited to:

23.2.1	the deduction of such payment from the salary or bonuses or any other amounts due to an Optionholder by the Company or any other Company in the Group, Associated Company or Jointly Owned Company at any time;

23.2.2	the sale of any number of Shares acquired or to be acquired pursuant to the grant, vesting or exercise of an Option and the forwarding of the proceeds of any such sale to any appropriate revenue authority; and

23.2.3	by direct collection from an Optionholder at any time.

23.3	Without prejudice to the generality of Rule 23.2, each Optionholder authorises the Company, any other company in the Group, Associated Company or Jointly Owned Company or Relevant Trustee to sell or procure the sale of sufficient Shares following the vesting or exercise of his Option on his behalf to obtain sufficient funds to enable any such entity to discharge any obligation it may have to pay tax or employee social security contributions or taxes arising in respect of the vesting or exercise of the Option to the relevant tax authorities.

24.	SHARE AWARD

24.1	The Committee may determine that an Option will not be satisfied by the acquisition of Shares at the time of exercise but instead will be satisfied by the transfer to him of Shares with a value equal to the Gain or will apply such value in the subscription of Shares for him.

In these circumstances the Acquisition Cost shall not be payable, and if already paid, will be repaid to the Optionholder.

The Committee may make this determination at the time the invitations are made, at the Date of Grant, or afterwards, to take account of local legal and tax requirements.

24.2	For the purpose of this clause, the Gain means the amount by which the middle market quotation of a Share, as derived from the Daily Official List, for the 3 consecutive Dealing Days immediately preceding the Maturity Date, or such other date as determined by the Committee, less the Exercise Price. The number of shares available under this clause will be after the deduction of any Option Tax Liability.

APPENDIX 1: RULES OF THE SMITH & NEPHEW FRENCH SHARESAVE SUB-PLAN (2012)

The Rules of the Smith & Nephew International Sharesave Plan (2012) (the “International Plan”) shall apply to Eligible Employees resident in France except as provided by the amendments below.

1.	INTERPRETATION

Rule 1.1 shall be amended by the replacement and/or addition of the following words and expressions, which shall have the meaning given below.

“the Administrator”	Such other person who is for the time being appointed by the Company to administer this Plan. The Administrator shall only be vested with pure administrative functions, but not with management nor decision-making powers.

“Affiliate Company”	has the meaning given in Section L. 225–180 of the Commerce Code, as amended

“Associated Company”	any company which, in relation to the Company:

(a)     is an associated company as that term is defined by sections 449 and 450 of the UK Corporation Tax Act 2010 except that, for the purposes of this Plan, section 449 shall have effect with the omission of the words “or at any time within the preceding 12 months”; or

(b)     is an Affiliate Company

“Close Periods”

The specific periods as set forth in Section L. 225-177 of the Commerce Code, as amended, during which French-qualified Options cannot be granted in accordance with rule 5.5.

If the French law or regulations are amended after adoption of this Plan to modify the definition and/or applicability of the Close Periods to French-qualified Options, such amendment shall become applicable

“Commerce Code”	the French Code of Commerce, as amended and restated from time to time

“Date of Grant”	in relation to any Option, the date on which the Committee both (i) designates the Option holders, and (ii) specifies the main terms and conditions of the Option, such as the number of Shares subject to the Option and Exercise Price and the condition for the Maturity Date of the Option. In no event, however, shall the Date of Grant for an Option occur during a Close Period, and if any such option grant is otherwise authorized or approved during such Close Period, the Date of Grant of that option shall be determined in accordance with rule 5.5.

“Eligible Employee”	a French Employee or a French Officer who qualifies as such on the Date of Grant

“Employee”	an employee of a Participating Company in France

“Forced Retirement”	has the meaning as determined under Section L 1237-5 of the French Labor Code, as amended, and subject to the fulfilment of related conditions.

“French Employee”	an employee (salarié) of a French Affiliate Company

“French Officer”	Chairman (“Président”), chief executive officer (“directeur général” and “directeur général délégué”) general manager (“gérant” in a “société par actions simplifiée”), management board members (“membres du directoire”) of a French Affiliate Company but not directors (“administrateurs”) or supervisory board members (“membres du conseil de surveillance”) except in special circumstances described in Article L. 225-185 of the Commerce Code

“Initial Market Value”	in relation to a Share in respect of which an Option is to be, or has been granted, the average of the quoted closing price of Shares for the twenty Dealing Days immediately preceding the Date of Grant

“Invitation Date”	in relation to an Option, the date on which the invitation to apply for the grant of such Option was issued

“Jointly Owned Company”	a company (and any subsidiary as defined in section 1159 and Schedule 6 of the Companies Act 2006 of such a company) of which the whole of the issued ordinary share capital is jointly owned by a member of the Group and another person (not being a member of the Group) but which is not a Subsidiary

“Local Currency”	Euros, or any successor currency applicable in France.

“the Maturity Date”	in relation to an Optionholder’s Savings, the fourth anniversary of the date on which his first Monthly Contribution is received by the Savings Body.

“Monthly Contribution”	in relation to any Eligible Employee, the fixed amount (in Local Currency) of each of the 48 monthly savings contributions which that individual undertakes to make in his Application

“Notional Sterling Repayment Value”	in relation to any Application, the aggregate amount in pounds sterling (converted from Local Currency using the Exchange Rate on the fifth day before the Invitation Date or on such other date as the Committee may determine) of 48 Monthly Contributions or, such other number of Monthly Contributions as the Committee may determine in relation to Options granted on any occasion so as to be consistent with the bonus rates payable on a certified contractual savings scheme within the meaning of section 703 of the UK Income Tax (Trading and Other Income) Act 2005

“Option” or “French-qualified Option”	a right to subscribe for or acquire Shares which is granted pursuant to, and is exercisable only in accordance with, this Plan and which is a 4-year Option

“Option Tax Liability”	in relation to an Optionholder, any liability of any member or former member of the Group or any Associated Company or former Associated Company to account to any tax or social authority or other body for any amount of, or representing, income tax or employee social security contributions or any other tax charge levy or other sum which the Optionholder is charged upon or in consequence of the grant, vesting, exercise, assignment or release of an Option or the acquisition or sale of Shares under this Plan

“Participating Company”	a member of the Group to which the Directors have determined that this Plan shall extend

“Personal Data”	has the meaning it bears for the purposes of the UK Data Protection Act 1998 and any applicable local EU data protection laws

“Personal Representatives”	in relation to an Optionholder, the heirs or legatees of the Optionholder

“this Plan”	Appendix 1: Rules of the Smith & Nephew French Sharesave Sub-Plan (2012) as amended from time to time

“Shares”	fully-paid ordinary shares in the capital of the Company registered in nominative form

“Subscription Options”	Options which are rights granted by the Company to subscribe for newly issued Shares

“Subsidiary”	any company which is for the time being a subsidiary of the Company as defined in section 1159 and Schedule 6 of the UK Companies Act 2006 of the Company

2.	ISSUE OF INVITATIONS

Rule 2 shall be amended as follows:

The following shall be inserted at the end of Rule 2.1 after “grant of Options”:

“intended to qualify for the specific tax and social security tax treatment in France applicable to stock options granted under Sections L. 225-177 to L.225-186-1 of the Commerce Code, as amended (French-qualified Options or Options).”

Rule 2.2.1 shall be deleted.

In Rule 2.3 “Participating” shall be replaced with the following:

“French Affiliate”

In Rule 2.3 “a given jurisdiction” shall be replaced with the following:

“France”

Rule 2.5.2 shall be replaced with the following:

“state that it is a condition of the grant of an Option that the Eligible Employee must first undertake to make 48 consecutive monthly savings contributions (by way of deductions from net payments of salary or by such other arrangements as may be permitted under French law and as may be permitted by the Directors and permitted in France) in Local Currency to an account with the Savings Body;”

In Rule 2.5.5, the following shall be deleted: “in respect of such whole number of Shares as shall be as nearly as may be equal to, but shall not exceed, the Individual Share Limit (or such lesser number of Shares as the Company may determine)”.

3.	APPLICATION FOR OPTIONS

Rule 3 shall be amended as follows:

In Rule 3.1.2, the word “Eligible” shall be inserted before the word “Employee”.

Rule 3.1.3 shall be deleted.

The new Rule 3.1.3 (formerly 3.1.4) shall be replaced with the following:

“includes an undertaking by the Eligible Employee to his Employer Company to make 48 consecutive monthly savings contributions (in Local Currency) to a Savings Body;”

In new Rule 3.1.6 (formerly 3.1.7), the following shall be inserted at the end after “administration of this Plan”:

“pursuant to rule 20 of this Plan”

4.	ACCEPTANCE AND SCALING DOWN OF APPLICATIONS

Rule 4 shall be amended as follows:

Rule 4.3 shall be deleted.

Rule 4.4 shall become Rule 4.3, and the following phrase shall be deleted from the new Rule 4.3:

“, after the application of rule 4.3,”

Rule 4.5 shall become Rule 4.4, and reference to “rule 4.4” shall be replaced with the following:

“rule 4.3”

Rule 4.6 shall become Rule 4.5, and reference to “rule 4.5” shall be replaced with the following:

“rule 4.4”

5.	GRANT OF OPTIONS

Rule 5 shall be amended as follows:

The following shall be deleted from Rule 5.1:

“or, if the Company has so determined with the consent of a Relevant Trustee, the Relevant Trustee.”

Rule 5.5 shall be replaced with the following:

“5.5 Unless the Committee determines otherwise (generally or for particular Options), Options for which Invitations have been issued on any occasion shall be granted within the period of 90 days beginning with the Invitation Date PROVIDED THAT:

5.5.1 French-qualified Options may not be granted during a Close Period to French Eligible Employees as set forth in Section L 225-177 of the Commerce Code, as amended, to the extent such Close Periods are applicable to French-qualified Options granted by the Company. If the Company grants Options to non-French Eligible Employees on a date during a Close Period, the Date of Grant for French Eligible Employees shall be the first date following the expiration of the Close Period, provided such date is not prohibited under the International Plan rules. Options shall not be granted within the following Close Periods:

(a)	20 Dealing Days from the date:

(i)	a dividend is distributed (i.e., the ex-dividend date);

(ii)	of a general right to subscribe to Shares (i.e., a rights offering);

(b)	10 Dealing Days preceding and following the Announcement Date (i.e., the disclosure to the public of the consolidated financial statements or the annual statements of the Company) ;

(c)	any day when the corporate management of the Company possesses confidential information which could, if disclosed to the public, significantly impact the quotation of the Shares of the Company, until 10 Dealing Days after the day such information is disclosed to the public.

5.5.2 If on any occasion Options cannot be granted as a result of the restriction in rules 5.5.1(a)(i), 5.5.1(a)(ii), or 5.5.1(c), the Committee may grant such Options at any time within the period of 90 days following the end of such restriction provided this next date does not fall within a Close Period; in the latter event, the Date of Grant will be postponed until a date which is not during a Close Period.

The following shall be inserted after Rule 5.7.6:

“5.7.7 that the Option shall lapse upon the occurrence of an event referred to in rule 9.4”

6.	MONTHLY CONTRIBUTIONS

Rule 6.2 shall be replaced with the following:

6.2 An Optionholder’s Savings shall be deposited with the Savings Body and shall at all times remain the property of the Optionholder so that none of the Company, the Optionholder’s Employer or the Administrator shall have any interest in such Savings.

In Rule 6.3 “is, in the Committee’s opinion an equivalent circumstance or event resulting”, shall be replaced with the following:

“under applicable law results”

7.	EXERCISE PRICE

Rule 7 shall be replaced with the following:

7.1 The Exercise Price and number of shares underlying the Options shall not be modified after the Grant Date, except as provided in rule 15 of this Plan or as otherwise authorised by French law. Any other modification permitted under the International Plan may result in the Option no longer satisfying its status as a French-qualified Option.

7.2 The Exercise Price per Share payable pursuant to Options Granted under this Plan shall be fixed by the Committee on the Date of Grant. In no event shall the exercise price per share be less than the greatest of the following:

7.2.1 95% of the Initial Market Value (rounded up to the nearest whole penny); for an Option over newly-issued Shares;

7.2.2 95% of the Initial Market Value or 95% of the average purchase price paid for such Shares by the Company with respect to Options over Treasury Shares; or if greater

7.3.3 the nominal value of a Share under UK law.

9.	EXERCISE OF AN OPTION

Rule 9 shall be replaced with the following:

9.1 Subject to the following provisions of this rule 9 and rules 13 and 14, an Option shall only be exercisable within the period of 6 months beginning with the Maturity Date and, if not then exercised, shall lapse and cease to be exercisable at the end of that period.

9.2 If an Optionholder dies while he/she is actively employed, all the Options shall become immediately vested and exercisable in full by the Optionholder’s heirs or his/her Personal Representatives for the six month period following the date of the Optionholder’s death, and such Options shall expire six months following the date of the Optionholder’s death. In the event of the death of an Optionholder after termination of active employment, the treatment of the Options shall be as set forth in the Plan.

9.3 An Option may be exercised to the extent permitted by rule 9.5 within the period of 6 months following the date upon which the Optionholder ceases to hold employment within the Group by reason of

9.3.1 disability, defined as a second or third category disability pursuant to Section L. 341-4 of the French Social Security Code, as amended, and subject to the fulfilment of related conditions;

9.3.2 redundancy for economic or business reasons;

9.3.3 retirement at or after his normal age of retirement;

and, if it is not then exercised that Option shall lapse and cease to be exercisable at the end of such 6 month period (unless the Committee determines otherwise).

Unless the Committee decides otherwise, the Company will restrict the sale or disposal of the Shares acquired upon exercise under rule 9.3.2 or 9.3.3 by such methods as it considers appropriate in order to meet the minimum four year holding period requirement to be eligible for the specific tax and social security regime in France under Sections L.225-177 to L.225-186-1 of the Commerce Code1.

[1]	If the Shares acquired pursuant to the exercise of an Option under rule 9.3.2, 9.3.3, 9.4.1, or 9.4.2 are sold or otherwise disposed of prior to the Maturity Date, such Option and Shares will no longer be eligible for the specific tax and social security regime in France under Sections L.225-177 to L.225-186-1 of the Commerce Code, and the Optionholder is responsible for paying and reporting any resulting tax and social insurance liabilities.

9.4 If at any time before the Maturity Date an Optionholder ceases to hold employment with a member of the Group or an Associated Company or a Jointly Owned Company for any reason other than those mentioned in rules 9.2 and 9.3:

9.4.1 if such cessation is by reason of:

(d)	the company by which the Optionholder is employed becoming neither a member of the Group nor an Associated Company nor a Jointly Owned Company; or

(e)	the fact that the Optionholder’s employment with a member of the Group or an Associated Company relates to a business or part of a business which is transferred to a person which is neither a member of the Group nor an Associated Company nor a Jointly Owned Company

then the Committee may exercise its discretion to permit the Optionholder to exercise his Option within such period (not exceeding 6 months following cessation) as may be notified to him prior to cessation.

To the extent that the Option is not then exercised within such period, it shall lapse and cease to be exercisable at the end of such period; or

9.4.2 in any other case his Option shall immediately lapse and cease to be exercisable upon cessation but the Committee may exercise its discretion to permit the Optionholder to exercise his Option within such period not exceeding 6 months following cessation.

9.4.3 Unless the Committee decides otherwise, the Company will restrict the sale or disposal of the Shares acquired upon exercise under rule 9.4.1 or 9.4.2 by such methods as it considers appropriate in order to meet the minimum four year holding period requirement to be eligible for the specific tax and social security regime in France under Sections L.225-177 to L.225-186-1 of the Commerce Code2.

9.5 An Option may only ever be exercised:

9.5.1 subject to the Optionholder not having failed to make any Monthly Contributions, pursuant to rules 9.1 and 9.2 in respect of all of the Option Shares; or

9.5.2 pursuant to rules 9.2, 9.3, 13, or 14 (or pursuant to rules 9.1 and 9.2 if the Optionholder has failed to make one or more Monthly Contributions), in respect of such number of Shares as is equal to:

C x D

      48

where:

C is the number of Option Shares; and

[2]	See footnote 1.

D is the number of Monthly Contributions actually made by the Optionholder before the date of exercise of the Option or, in either case, such lesser number of Option Shares as the Optionholder may specify in the notice of exercise given pursuant to rule 10.1.

9.6 For the purposes of this rule 9, an Optionholder shall not be treated as ceasing to hold employment within the Group until he no longer holds any office as a director or any employment with any member of the Group or any Associated Company or any Jointly Owned Company.

9.7 An option may not be exercised more than once.

9.8 In deciding whether and when to exercise an Option, an Optionholder shall have regard to the Model Code.

9.9 An Option may only be exercised pursuant to rules 13 or 14 if:

9.9.1 such Option would then be exercised in circumstances that allow the Options to qualify for the French specific tax and social security regimes under Articles L. 225-180 et seq of the Commerce Code; or

9.9.2 the Committee exercises its discretion to permit the Optionholder to exercise his Option pursuant to rules 13 or 14.

10.	MANNER OF EXERCISE OF AN OPTION

Rule 10 shall be amended as follows:

In Rule 10.3, the following shall be deleted:

“or any Relevant Trustee”

In Rule 10.6, the following shall be inserted after “(whether in the United Kingdom, “:

“the French Republic”

11.	NON-TRANSFERABILITY AND LAPSE OF OPTIONS

Rule 11.2 shall be replaced with the following:

“11.2 An Option shall immediately lapse and cease to be exercisable if:

11.2.1 (unless in any individual case the Company otherwise determines) the Optionholder, whilst remaining in employment with a member of the Group or an Associated Company or a Jointly Owned Company, instructs his Employer Company to cease deducting Monthly Contributions from his salary;

11.2.2 if, after six of the Optionholder’s Monthly Contributions have not been made for any reason, a seventh Monthly Contribution is not made on the due date for payment; or

11.2.3(unless in any individual case the Company otherwise determines) an Optionholder obtains repayment of any of his savings contributions (or interest on such contributions) unless such Option is then immediately exercisable pursuant to rules 9.2, 9.3, 13, or 14.

Except in the case of death, French-qualified Options may not be transferred to any third party. The French-qualified Options are exercisable only by the Beneficiary during his or her lifetime, subject to rules 9.2. and 9.3.”

In Rule 11.3, the reference to “rule 9.2.2” shall be amended to “rule 9.2”.

13.	DEMERGER, RECONSTRUCTION OR WINDING-UP OF THE COMPANY

Rule 13 shall be amended as follows:

In Rule 13.1, the following shall be inserted after “that Options may then be exercised within such period “:

“(not exceeding 30 days)”

In Rules 13,1 13.2, and 13.3, the following shall be inserted at the beginning of the paragraph:

“Subject to rule 9.9,”

In Rule 13.4, the following shall be added as a new paragraph after “winding-up of the Company”:

“Assumption or substitution of the French-qualified Options in case of a variation of share capital, as well as acceleration of the Maturity Date and exercisability of the Options or any mechanism implemented upon such variation of share capital, or in any other event, to compensate the Optionholders, may result in the Option no longer being eligible for the specific French tax and social security regimes.”

14.	TAKE-OVER OF THE COMPANY

Rule 14 shall be amended by inserting the following at the beginning of the paragraph in Rules 14.1 and 14.2:

“Subject to rule 9.9,”

15.	VARIATION OF SHARE CAPITAL

The first paragraph of Rule 15.1 shall be replaced with the following:

“In the event of any alteration of the Ordinary Share Capital by way of a capitalisation or rights issue or by way of sub-division, consolidation, reduction or any other variation in the share capital of the Company the Grantor, may make adjustments to the terms and conditions of the French-qualified Options or underlying shares only in accordance with the International Plan pursuant to applicable French legal and tax rules. Nevertheless, the Committee, at its discretion, may make adjustments in the case of a transaction for which adjustments are not authorized under French law, in which case the Options may no longer qualify as French-qualified Options. The Grantor may make such adjustments as it considers appropriate:”

Rule 15.1(d) shall be replaced with the following:

“adjustments of the Options issued hereunder shall be made to preclude the dilution or enlargement of benefits under the Option in the event of a truncation by the Company as listed under Section L225-181 of the Commerce Code, as amended, and in case of repurchase of shares by the Company at a price higher than the quotation price in the open market, and according to the provisions of sections L.228-99 of the Commerce Code, as amended, as well as according specific decrees. Nevertheless, the Committee, at its discretion, may make adjustments in the case of a transaction for which adjustments are not authorised under French law, in which case the Options may no longer qualify as French-qualified Options.

Assumption or substitution of the French-qualified Options in case of a variation of share capital, as well as acceleration of the Maturity Date and exercisability of the Options or any mechanism implemented upon such variation of share capital, or in any other event, to compensate the Optionholders, may result in the Option no longer being eligible for the specific French tax and social security regimes.”

16.	ALTERATION OF THIS PLAN

Rule 16 shall be amended as follows:

In Rule 16.1(c), the following shall be inserted after “to obtain or maintain favourable”:

“or specific”

Rule 16.1.2 shall be renumbered as “16.2”.

Rule 16.1.3 shall be renumbered as “16.3”.

Rule 16.2 shall be deleted.

20.	PROTECTION OF PERSONAL DATA

Rule 20.1 shall be replaced with the following:

20.1 By accepting the grant of an Option the Optionholder is informed that the Employer Company will proceed with the following operations:

20.1.1 collection, use and processing of Personal Data relating to the Optionholder, solely for the purposes of administering this Plan and the subsequent registration of the Optionholder or any other person as a holder of Shares acquired pursuant to the exercise of an Option;

20.1.2 sharing of Personal Data with members of the Group within the European Union who have the need to collect, use, and process the Personal Data for purposes of administering the Plan [please list the services within the Group that have access to Personal Data, e.g. HR, legal, financial departments], the Administrator, the Relevant Trustee, or the relevant third party solely for the purposes of administering the Plan. Only the relevant personnel of these recipients will access the Data, on a need to know basis. The Optionholder has a right to access Personal Data, at any time, require any necessary amendments to it or oppose for legitimate purposes to the processing of his Personal Data for the above purposes in writing by contacting the human resources representative of the Employer Company. The Optionholder acknowledges that opposing the processing of his Personal Data may affect his ability to participate in the Plan.

21.	MISCELLANEOUS

Rule 21.1 shall be deleted.

The following shall be inserted after the new Rule 21.6 (formerly 21.7):

“21.7

It is intended that Options granted under this Plan shall qualify for the specific tax and social security treatment applicable to stock options granted under Sections L. 225-177 to L.225-186-1 of the Commerce Code, as amended, and in accordance with the relevant provisions set forth by French tax law and the French tax administration, but no undertaking is made to maintain such status. The terms of this Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws and relevant guidelines published by French tax and social security administrations and subject to the fulfilment of legal, tax and reporting obligations. In the event of any conflict between the provisions of this Plan and the International Plan, the provisions of this Plan shall control for any grants of Options made hereunder to Optionholders in France.”

24.	SHARE AWARD

Rule 24 shall be deleted.

APPENDIX

(Amendments for Particular Jurisdiction)

ANNEX 1 TO THE RULES OF THE SMITH & NEPHEW INTERNATIONAL SHARESAVE PLAN 2012

China

This Annex 1 to the Rules of the Smith & Nephew International Sharesave Plan 2012 (the “Plan”) governs Options granted to Eligible Employees resident in China. Options granted pursuant to this Annex 1 are subject to all of the terms and conditions set forth in the Plan except as modified by the following provisions which shall replace and/or supplement certain provisions of the Plan as indicated.

1.	INTERPRETATION

Rule 1.1 shall be amended by the replacement of the following term, which shall have the meaning set forth below.

The following definition shall replace the meaning of “Employee” in Rule 1.1:

“an employee of a Participating Company or an employee employed by a labour agency or other third party providing services to a Participating Company”

ANNEX 2 TO THE RULES OF THE SMITH & NEPHEW INTERNATIONAL SHARESAVE PLAN 2012

Phantom Options